                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                                    AGREEMENT

                                  by and among

                           TRITON PCS HOLDINGS, INC.,

                          AT&T WIRELESS SERVICES, INC.,

                              AT&T WIRELESS PCS LLC

                                       and

                              CINGULAR WIRELESS LLC

                               Dated July 7, 2004

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS...................................................................    1

ARTICLE 2 - CLOSING TRANSACTIONS..........................................................    5

     2.1    Closing Transactions..........................................................    5

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE PARTIES.................................    7

     3.1    Organization..................................................................    7

     3.2    Authorization; Enforceability.................................................    7

     3.3    No Violation or Conflict......................................................    7

     3.4    Claims and Litigation.........................................................    7

     3.5    Certain Fees..................................................................    8

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF AWS and aws pcs.............................    8

     4.1    Ownership of Stock and Affiliate License Co., L.L.C...........................    8

     4.2    SUNCOM Marks..................................................................    8

ARTICLE 5 - REPRESENTATIONs AND WARRANTIES OF CINGULAR....................................    9

     5.1    Ownership of Triton Stock.....................................................    9

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF TRITON......................................    9

     6.1    Legal Opinion.................................................................    9

     6.2    Required Consents.............................................................    9

     6.3    Intent........................................................................    9

     6.4    Solvency......................................................................    9

     6.5    Bankruptcy....................................................................    9

     6.6    Amendment to Stockholders Agreement...........................................    9

ARTICLE 7 - COVENANTS AND OTHER AGREEMENTS................................................   10

     7.1    Interim Period................................................................   10

     7.2    Access to Information.........................................................   10

     7.3    Waiver by AWS PCS, Etc........................................................   10

     7.4    Delivery of the Stock and License Company Interests to Triton
            In Certain Circumstances......... ............................................   10

     7.5    Covenant Not to Sue; No Objection to the Merger...............................   12

ARTICLE 8 - CONFIDENTIALITY...............................................................   13

     8.1    Confidentiality...............................................................   13

ARTICLE 9 - JOINT COVENANTS...............................................................   13

                                TABLE OF CONTENTS
                                   (continued)

                                                                                           PAGE
     9.1    Cooperation...................................................................   13

     9.2    Consents......................................................................   14

     9.3    Public Announcements..........................................................   14

ARTICLE 10 -CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE...................................   14

     10.1   Conditions Applicable to all of the Parties...................................   14

     10.2   Waiver of Conditions, Etc.....................................................   15

ARTICLE 11 -CLOSING AND CLOSING DELIVERIES................................................   15

     11.1   Closing.......................................................................   15

     11.2   Documents To Be Delivered by Each Party to This Agreement at the Closing......   15

     11.3   Deliveries by AWS and AWS PCS at the Closing..................................   16

     11.4   Deliveries by Triton at the Closing...........................................   16

ARTICLE 12 -TERMINATION...................................................................   16

     12.1   Termination...................................................................   16

ARTICLE 13 -SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................................   17

     13.1   Survival......................................................................   17

ARTICLE 14 -MISCELLANEOUS.................................................................   17

     14.1   Fees and Expenses.............................................................   17

     14.2   Notices.......................................................................   17

     14.3   Assignment; Benefit and Binding Effect........................................   19

     14.4   GOVERNING LAW.................................................................   19

     14.5   Entire Agreement..............................................................   20

     14.6   Counterparts..................................................................   20

     14.7   Severability..................................................................   20

Pursuant to Item 601(b)(2) of Regulation S-K the Schedules and Exhibits hereto have been omitted but will be provided to the Securities and Exchange Commission supplementally upon its request.

                                    EXHIBITS

Exhibit 2.1(b)                  Amendment of Stockholders Agreement
Exhibit 2.1(e)                  Release
Exhibit 4.1                     Stock Certificates
Exhibit 6.1                     Opinion of Dow, Lohnes & Albertson, PLLC
Exhibit 11.2(c)                 Release
Exhibit 11.3(b)                 Assignment

                                   SCHEDULES

Schedule 6.2                    No Violation or Conflict and Required Consents

                                    AGREEMENT

      THIS AGREEMENT (this "Agreement"), dated the 7th day of July, 2004, is by and among TRITON PCS HOLDINGS, INC., a Delaware corporation ("Triton"), AT&T WIRELESS SERVICES, INC., a Delaware corporation ("AWS"), AT&T WIRELESS PCS LLC, a Delaware limited liability company ("AWS PCS"), and CINGULAR WIRELESS LLC, a Delaware limited liability company ("Cingular").

                                    RECITALS

      WHEREAS, Cingular has entered into the Merger Agreement (as defined below) whereby Cingular Wireless Corporation (which is Cingular's sole manager) will acquire AWS and AWS PCS; and

      WHEREAS, AWS, AWS PCS, Cingular and Triton desire to address certain aspects of their existing and future relationships as set forth in this Agreement;

      NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. For purposes of this Agreement, neither AWS nor AWS PCS shall be deemed to be an "Affiliate" of Triton.

      1.2   "Agreement" shall have the meaning set forth in the preamble.

      1.3 "Amendment to the Stockholders Agreement" shall mean have the meaning set forth in Section 2.1(b).

      1.4 "Affiliate License Co. Agreement" shall have the meaning set forth in Section 2.1(c).

      1.5   "Assignment" shall have the meaning set forth in Section 11.3(b).

      1.6 "Bankruptcy" of a Person shall mean that such Person (i) shall have suffered the filing of an involuntary petition for relief, under bankruptcy laws or any other similar applicable law, or (ii) shall have suffered the entry of a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency for the winding up or liquidation of its affairs, or (iii) shall voluntarily file a petition for relief or institute proceedings to be adjudicated a voluntary bankrupt, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under bankruptcy laws, or any other similar or applicable law, or shall consent to the filing of any such petition, or (iv) shall consent to the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency, or (v) shall make an assignment for the benefit of creditors, or
(vi) shall admit in writing its inability generally to pay its debts as they become due. For the purposes of Section 7.4(f), the term "Bankruptcy" shall also include, with respect to Triton, (i) the failure of Triton PCS, Inc. to make any required payment of principal or interest under any of the Indentures or the Credit Agreement within any applicable grace period or (ii) the occurrence of any other Event of Default (as defined in the Indentures or the Credit Agreement) that, in the case of either (i) or (ii), has resulted in the acceleration of the maturity of the indebtedness outstanding under the Indentures or the Credit Agreement by the requisite holders thereof.

      1.7   "Breaching Party" shall have the meaning set forth in Section
12.1(iii).

      1.8 "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

      1.9   "Closing" shall have the meaning set forth in Section 10.1(a)(i).

      1.10  "Closing Date" shall mean the date on which the Closing occurs.

      1.11 "Confidentiality Agreement" shall mean the Information Exchange Agreement dated as of April 14, 2004 among AWS, Cingular and Triton.

      1.12 "Consents" shall mean the consents, permits, approvals and authorizations of Governmental Authorities and other Persons necessary to consummate the transactions contemplated by the Transaction Documents or, in the case of the first sentence of Section 7.5, the Merger.

      1.13 "Credit Agreement" shall mean the Credit Agreement dated as of June 13, 2003 among Triton PCS, Inc., Triton, the Lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, Cobank ACB, as Co-Syndication Agent, Chase Lincoln First Commercial Corporation, as Co-Documentation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Documentation Agent, and Lehman Brothers Inc., Cobank ACB and Citigroup Global Markets Inc., as Joint Lead Arrangers, as amended by the First Amendment dated as of September 29, 2003.

      1.14 "Disqualifying Event" shall have the meaning set forth in Section 7.4(f).

      1.15  "Dividend" shall have the meaning set forth in Section 2.1(d).

      1.16 "Enforceability Exceptions" shall mean the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors rights generally or by judicial discretion in the enforcement of equitable remedies and by public policies generally.

      1.17  "FCC" shall mean the Federal Communications Commission.

      1.18  "Final Tax Returns" shall have the meaning set forth in Section
2.1(c).

      1.19 "Governmental Authority" shall mean any federal, state or local governmental authority or instrumentality, including any court, tribunal or administrative or regulatory agency, department, bureau, commission or board.

      1.20 "Indentures" shall mean each of (i) the Indenture dated as of January 19, 2001 between Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as Trustee, relating to Triton PCS, Inc.'s 9-3/8% Senior Subordinated Notes due 2011, (ii) the Indenture dated as of November 14, 2001 between Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as Trustee, relating to Triton PCS, Inc.'s 8-3/4% Senior Subordinated Notes due 2011, and (iii) the Indenture dated as of June 13, 2003 among Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as Trustee, relating to Triton PCS Inc.'s 8-1/2% Senior Notes due 2013.

      1.21 "Legal Requirement" shall mean applicable common law and any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable order, decree or judgment handed down, adopted or imposed by any Governmental Authority, all as in effect from time to time.

      1.22 "Legal Restrictions" shall mean restrictions on transfer arising under the Securities Acts and all applicable state securities laws.

      1.23  "License Company Interests" shall have the meaning set forth in
Section 4.1(b).

      1.24 "License Exchange Agreement" shall mean that certain License Exchange Agreement of even date herewith by and among Triton PCS, Inc., AWS, AWS PCS and Cingular.

      1.25  "Liens" shall have the meaning set forth in Section 2.1(a).

      1.26 "Merger" shall mean the acquisition of AWS by Cingular Wireless Corporation pursuant to the Agreement and Plan of Merger, dated as of February 17, 2004, by and among AWS, Cingular Wireless Corporation, Cingular and Links I Corporation and, for certain limited purposes, SBC Communications, Inc. and BellSouth Corporation, as it may be amended from time to time (the "Merger Agreement").

      1.27 "Organizational Documents" shall mean, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

      1.28 "Person" shall mean any individual, corporation, association, partnership, joint ventures, trust, estate, limited liability company, limited liability partnership, Governmental Authority, or other entity or organization.

      1.29 "Representatives" shall mean, with respect to any Person, such Person's employees, officers, directors, financial advisors or legal counsel or Affiliates or any of such Affiliate's employees, officers, directors, financial advisors or legal counsel.

      1.30  "Required Consents" shall mean the Consents set forth on Schedule
6.2.

      1.31 "Securities Acts" shall mean the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") promulgated thereunder, as in effect from time to time.

      1.32  "Shares" shall have the meaning set forth in Section 4.1(a).

      1.33 "Stock" shall mean all shares of Triton's capital stock owned or held of record or beneficially by AWS or AWS PCS (or any of their controlled Affiliates) as of the Closing, including, without limitation, Triton's Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), Series C Preferred Stock, par value $.01 per share, Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), and Class A Common Stock, par value $.01 per share (the "Common Stock"), and all shares of capital stock issued in exchange therefor and in respect thereof, whether by way of dividend, stock split, combination, reclassification, reorganization or otherwise. Without limitation of the foregoing, the Stock shall include the Shares (as defined in Section 4.1 hereof).

      1.34 "Stockholders Agreement" shall mean the First Amended and Restated Stockholders' Agreement, dated as of October 27, 1999, by and among AWS PCS, the Cash Equity Investors named therein, the Management Shareholders named therein, the Independent Directors named therein and Triton, as amended by Amendment No. 1 dated as April 4, 2002 and Amendment No. 2 dated as of November 6, 2003.

      1.35 Rules of Construction. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, and a reference to a Schedule is a reference to a Schedule to this Agreement. The terms "hereof," "herein" and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      1.36 "Transaction Documents" shall have the meaning set forth in Section 3.1.

                                   ARTICLE 2

                              CLOSING TRANSACTIONS

      2.1 Closing Transactions. Subject to the terms and conditions set forth in this Agreement (including Section 7.4 hereof):

            (a) Surrender of Stock. AWS PCS hereby agrees to surrender, assign and deliver to Triton at the Closing, and Triton agrees to accept from AWS PCS at the Closing, the Stock, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances of any nature whatsoever other those created by or in favor of Triton or its Affiliates (collectively, "Liens") if the Stock has not been previously delivered pursuant to Section 7.4. AWS PCS and Triton agree that such surrender, assignment and delivery of the Stock shall be deemed to have been consummated at the Closing immediately after, and solely in consideration of, the termination of the Stockholders Agreement contemplated by Section 2.1(b). At the Closing, AWS PCS shall deliver to Triton the certificates representing the Stock, together with executed stock powers in blank for each certificate delivered. Effective upon such surrender, assignment and delivery, Triton shall cancel such stock certificates and return the Stock to the status of treasury shares.

            (b) Termination of Stockholders Agreement. Triton hereby acknowledges and agrees (i) that as of the date hereof the requisite parties to the Stockholders Agreement have executed and delivered an amendment to the Stockholders Agreement, attached hereto as Exhibit 2.1(b) (the "Amendment to the Stockholders Agreement"), which has amended (A) Article 4 of the Stockholders Agreement to provide that the transactions contemplated in this Agreement shall not be subject to the restrictions and obligations relating to the transfer of Stock contained in the Stockholders Agreement and (B) Section 12.3 of the Stockholders Agreement to provide that the delivery and surrender of the Stock pursuant to Section 2.1 or Section 7.4 of this Agreement or Triton's failure to accept delivery of the Stock in the manner contemplated by Section 2.1 or
Section 7.4 of this Agreement, for any reason, shall be additional events that shall cause the termination of the Stockholders Agreement and (ii) that the delivery and surrender of the Stock pursuant to Section 2.1 or Section 7.4 of this Agreement or Triton's failure to accept delivery of the Stock in the manner contemplated by Section 2.1 or Section 7.4 of this Agreement, for any reason, shall cause the termination of the Stockholders Agreement.

            (c) Affiliate License Co., L.L.C. At the Closing, AWS agrees to sell, convey, transfer, assign and deliver to Triton all of AWS's limited liability company membership interests in Affiliate License Co., L.L.C., free and clear of all Liens, and thereafter the parties agree that, except for obligations and restrictions arising under Article 9 of the Operating Agreement of Affiliate License Co. and under Sections 6 and 9 of the Amended and Restated Agreement dated as of April 16, 1999 (the "Affiliate License Co. Agreement") among Tritel Communications, Inc. (as predecessor in interest to AWS), Telecorp Communications, Inc. (as predecessor in interest to AWS) and Triton PCS, Inc. (which shall remain in full force and effect), neither AWS nor AWS PCS will be subject to any obligations or restrictions imposed in connection with, or as a result of, its prior ownership of its limited liability company membership interest in Affiliate License Co., L.L.C. At the request of Triton, AWS agrees to take all actions necessary to terminate the Affiliate License Co. Agreement with respect to AWS effective upon the Closing, other than Sections 6 and 9 thereof, and to transfer and assign to Triton PCS, Inc. all of AWS's right, title and interest in and to the trademarks, trade names and services marks containing the word "SUNCOM" or derivatives thereof (collectively, the "SUNCOM Marks"). Triton shall prepare or cause to be prepared and timely file or cause to be timely filed all tax returns for Affiliate License Co., L.L.C. with respect to taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date ("Final Tax Returns"), in accordance with the following:

            (i) any such Final Tax Returns shall, to the extent permitted by applicable tax law, be prepared on a basis consistent with the last previous tax returns filed for Affiliate License Co., L.L.C. (copies of which have been furnished by AWS to Triton) and

            (ii) Triton shall submit or cause to be submitted a draft of the Final Tax Returns (including the underlying workpapers) to Cingular at least thirty (30) days prior to the due date for their approval. Cingular shall have the right to conduct a reasonable review of the Final Tax Returns prepared by Triton, and Triton shall not file (or cause to be filed) such Final Tax Returns without the prior written consent of AWS PCS, which consent shall not be unreasonably withheld or delayed. If Cingular disagrees with any material tax item or amount on the Final Tax Returns, Cingular and Triton shall in good faith use their commercially reasonable efforts to reach agreement on the disputed tax items or amounts.

Allocations of items of income and gain and loss and deduction of Affiliate License Co., L.L.C. for the taxable period ending on the Closing Date shall be made using the closing-of-the-books method. Triton shall cause an election under
Section 754 of the Code to be in effect for the taxable year in which the Closing occurs.

            (d) Deferral of Dividend Payment; Waiver. The parties acknowledge that Triton's Board of Directors declared on February 25, 2004 the payment of a quarterly cash dividend on Triton's Series A Preferred Stock (the "Dividend"), which Dividend is payable to AWS PCS, as the sole shareholder of Series A Preferred Stock as of the record date of March 31, 2004, and that Triton has not yet paid such Dividend to AWS PCS. The parties agree that Triton may continue to defer the payment of the Dividend to AWS PCS pending the Closing of this Agreement or the earlier delivery of the Stock to Triton under the circumstances expressly permitted in Section 7.4 hereunder. Effective as of the Closing or such earlier delivery of the Stock to Triton, each of Cingular, AWS and AWS PCS hereby irrevocably waives any claim and any right, title and interest in and to the Dividend, provided, however, such waiver will not, in any way, affect any other rights of the holders of the Series A Preferred Stock, including, without limitation, the right to receive cumulative dividends (including cumulative dividends on the Dividend) that accrue during the period prior to Closing or the earlier delivery of the Stock to Triton under the circumstances expressly permitted in Section 7.4 hereunder. In connection with such Dividend payment deferral and waiver, each of Cingular, AWS and AWS PCS further represents, warrants and covenants to Triton that it has not taken any action to assign, and has not assigned, to any other Person any of such party's respective right, title or interest in and to all or any portion of the Dividend and that it will make no such assignment prior to the Closing or the earlier delivery of the Stock to Triton under the circumstances expressly permitted in Section 7.4 hereunder. The waiver provided by AWS PCS hereunder shall terminate in the event that this Agreement is terminated prior to the Closing or the earlier delivery of the Stock to Triton under the circumstances expressly permitted in Section 7.4 hereunder.

            (e) Mutual Release. Cingular, Triton, AWS and AWS PCS have executed and delivered, concurrently with the execution and delivery of this Agreement, the Release in the form of Exhibit 2.1(e).

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

      Each of AWS, AWS PCS, Cingular and Triton severally represents with respect to itself only to the other parties to this Agreement as follows:

      3.1 Organization. It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate or limited liability company (as the case may be) power and authority to enter into this Agreement and the other instruments, agreements, certificates and documents to be executed and delivered by it in connection with this Agreement (collectively with this Agreement, the "Transaction Documents"), and to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

      3.2 Authorization; Enforceability. The execution, delivery and performance by it of the Transaction Documents are within its corporate or limited liability company (as the case may be) power and authority and have been duly authorized and approved by all necessary corporate or limited liability company (as the case may be) actions. The Transaction Documents have been duly executed and delivered by it, and the Transaction Documents are or will be, as the case may be, when executed and delivered by the parties hereto and thereto other than it, the valid and binding obligations of it, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

      3.3 No Violation or Conflict. The execution, delivery and performance by it of the Transaction Documents to which it is a party (with or without the giving of notice, the lapse of time, or both): (a) do not require any Consent, declaration to, or filing with any Governmental Authority or any other Person that has not been obtained; (b) will not conflict with any provision of its Organizational Documents as currently in effect; (c) will not conflict with, result in a breach of, or constitute a default under any Legal Requirement to which it is bound; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement or instrument to which it is a party or bound.

      3.4 Claims and Litigation. As of the date of this Agreement, there is no pending or written threat of a claim, legal action, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment pending, or, to its knowledge, threatened other than in writing, against or relating to it or its subsidiaries' assets or business that would have an adverse effect on its ability to perform its obligations under the Transaction Documents.

      3.5 Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on its behalf in connection with the Transaction Documents or the transactions contemplated thereby, or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability to any other party to this Agreement or any Affiliate of any such other party.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF AWS AND AWS PCS

      AWS and AWS PCS jointly represent and warrant to Triton as follows:

      4.1   Ownership of Stock and Affiliate License Co., L.L.C.

            (a) As of the date hereof, the Stock consists of 543,683.47 shares of Triton's Series D Preferred Stock and 786,252.64 shares of Triton's Series A Preferred Stock (such shares of Series D Preferred Stock and Series A Preferred Stock, collectively, the "Shares"), of which AWS PCS is the sole record and beneficial owner, except to the extent that AWS, as the sole member of AWS PCS, and its Affiliates may be deemed to be beneficial owners due to AWS' status as the parent entity of AWS PCS. As of the date hereof and except for the Shares, AWS PCS and its Affiliates hold no legal or beneficial interest in any capital stock of Triton. AWS PCS owns the Shares, free and clear of all Liens. Upon the Closing or the earlier delivery of the Stock pursuant to Section 7.4 and subject to any action taken by or condition created by Triton, Triton will become the legal and beneficial holder of the Shares, free and clear of all Liens. Copies of the stock certificates representing the Shares are attached hereto as Exhibit 4.1.

            (b) AWS owns limited liability company membership interests in Affiliate License Co., L.L.C. representing 66.66% of the outstanding ownership interests, entitlements to distributions, and allocations of profits and losses and voting rights of Affiliate License Co., L.L.C. (collectively, the "License Company Interests"). Except as set forth in the preceding sentence, AWS and its Affiliates own no limited liability company membership interests in Affiliate License Co., L.L.C. Upon the Closing or the earlier delivery of the License Company Interests pursuant to Section 7.4 and subject to any action taken by or condition created by Triton, Triton PCS, Inc. will become the legal and beneficial holder of the License Company Interests, free and clear of all Liens, and, subject to the terms of the Affiliate License Co. Agreement, admitted as a member of the Affiliate License Co., L.L.C in respect thereof.

      4.2 SUNCOM Marks. Neither AWS nor AWS PCS has granted to any third party any license to use any SUNCOM Mark, nor has AWS or AWS PCS granted any Lien with respect to any SUNCOM Mark in favor of any other Person.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF CINGULAR

      Cingular represents and warrants to Triton as follows:

      5.1 Ownership of Triton Stock. Cingular has no legal or beneficial interest in any capital stock of Triton.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF TRITON

      Triton represents and warrants to Cingular, AWS & AWS PCS as follows:

      6.1 Legal Opinion. Triton has caused Dow, Lohnes & Albertson, PLLC to deliver a legal opinion addressed to Cingular, AWS and AWS PCS in the form of
Exhibit 6.1 on and dated as of the date hereof.

      6.2 Required Consents. As of the date hereof, Triton has received the Required Consents set forth on Schedule 6.3 and such consents are irrevocable and in full force and effect.

      6.3 Intent. Triton is not entering into the transactions contemplated by this Agreement or the other Transaction Documents with an actual intent to hinder, delay or defraud its present or future creditors.

      6.4 Solvency. On and as of the date hereof, both before and after giving effect to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents: (a) the fair value of Triton's assets at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of Triton's property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Triton will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Triton will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

      6.5 Bankruptcy. Triton is not contemplating filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, nor does Triton have any knowledge of any threatened bankruptcy or insolvency proceedings against it.

      6.6 Amendment to Stockholders Agreement. The Amendment to the Stockholders Agreement has been executed and delivered by the requisite parties to the Stockholders Agreement. All action necessary to effect the Amendment to the Stockholders Agreement has been taken. The Amendment to the Stockholders Agreement is effective and enforceable in accordance with its terms.

                                   ARTICLE 7

                         COVENANTS AND OTHER AGREEMENTS

      7.1 Interim Period. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement:

            (a) AWS PCS shall not sell, assign, lease or otherwise transfer or dispose of any of the Shares, or any interest therein, and AWS shall not sell, assign, lease or otherwise transfer or dispose of any of the License Company Interests, or any interest therein, or otherwise permit Affiliate License Co., L.L.C. to issue or grant any limited liability company membership interests or any other form of equity interests, or options, warrants, or participation rights therein.

            (b) AWS PCS shall not create, assume or permit to exist any Lien upon the Shares and AWS shall not create, assume or permit to exist any Lien upon any of the License Company Interests.

      7.2 Access to Information. Between the date of this Agreement and the Closing, each party to this Agreement shall give each other party to this Agreement and such other party's officers, employees, agents, counsel, accountants and other Representatives, reasonable access during normal business hours upon reasonable prior notice and approval, which shall not be unreasonably withheld, to all of such party's records and information that such other party reasonably requests as may be reasonably necessary in connection with the consummation of the transactions contemplated by the Transaction Documents; provided, that any inspection of another party's properties or discussion with another party's personnel shall occur only if a Representative designated by such other party is present. All such information provided pursuant to this
Section 7.2 shall be subject to the Confidentiality Agreement. The rights of the parties under this Section 7.2 shall not be exercised in such a manner as to interfere unreasonably with the business or operations of any party or for any purpose other than in connection with the consummation of the transactions contemplated by this Agreement.

      7.3 Waiver by AWS PCS, Etc. From and after the date hereof, AWS PCS does, and shall cause its controlled Affiliates to waive Triton's compliance with Section 7.11 and Section 8.4 of the Stockholders Agreement and all other provisions of the Stockholders Agreement that may limit the ability of Triton and its controlled Affiliates to acquire and hold (but not to operate) spectrum or related FCC licenses for spectrum in markets that are outside of the Territory (as defined in the Stockholders Agreement), including the Lafayette License (as defined under the License Exchange Agreement); provided, however, such waiver shall not, in any way, affect or amend the definition of Territory in the Stockholders Agreement.

      7.4 Delivery of the Stock and License Company Interests to Triton In Certain Circumstances.

            (a) Notwithstanding any other provision of this Agreement and without regard to the satisfaction of the closing conditions set forth in
Article 10 hereof, AWS PCS shall surrender, assign and deliver (at the Triton address set forth in Section 14.2) the Stock to Triton upon the closing of the Merger, in the manner contemplated under Section 2.1(a) hereof, with the

Stock being free and clear of all Liens, and Triton shall be required to accept, and shall be deemed to have accepted, the Stock after AWS PCS has delivered to Triton the certificates representing the Stock, together with endorsed stock powers in blank for each certificate.

            (b) Notwithstanding any other provision of this Agreement AWS PCS shall have the right to surrender, assign and deliver (at the Triton address set forth in Section 14.2) the Stock to Triton at any time prior to or following the closing of the Merger, in the manner contemplated under Section 2.1(a) hereof (but without giving effect to the references to the term "Closing," which shall be deemed to be removed from Section 2.1(a) for purposes of this section), so long as the Stock is free and clear of all Liens, and Triton shall be required to accept, and shall be deemed to have accepted, the Stock after AWS PCS has delivered to Triton the certificates representing the Stock, together with endorsed stock powers in blank for each certificate. This Section 7.4(b) shall survive indefinitely any termination of this Agreement or any of the other Transaction Documents other than Triton's termination of this Agreement pursuant to Section 12.1(a)(iv).

            (c) The delivery of the Stock, free and clear of all Liens, by AWS PCS to Triton in the manner contemplated under this Section 7.4 shall be deemed to be a Closing for purposes of Section 2.1(a) hereof and shall cause the immediate termination of the Stockholders Agreement, in accordance with terms of the Amendment to the Stockholders Agreement and Section 2.1(b). In addition, as set forth in the Amendment to the Stockholders Agreement, in the event that Triton fails to accept delivery of the Stock in the manner contemplated by this
Section 7.4 or at the Closing, for any reason, then such failure shall cause the immediate termination of the Stockholders Agreement and, upon the termination of the Stockholders Agreement, Triton agrees that the Stock shall be transferable free of the restrictions on transferability contained in the Stockholders Agreement, in this Agreement or in the provisions of any other agreement between Triton and its controlled Affiliates, on the one hand, and AWS PCS and its Affiliates, on the other hand.

            (d) AWS further agrees that, concurrently with any delivery of the Stock to Triton contemplated under Section 7.4(a) or Section 7.4(b), AWS also shall surrender, assign and deliver the License Company Interests to Triton, free and clear of all Liens, and Triton shall be required to accept, and shall be deemed to have accepted, the License Company Interests after AWS PCS has delivered to Triton an executed Assignment. Notwithstanding any other provision of this Agreement, the failure of AWS to effect delivery of the License Company Interests, free and clear of all Liens, or the delivery of the Assignment concurrently with any such delivery of the Stock shall not affect the validity of such delivery and acceptance of the Stock, and such concurrent delivery of the License Company Interests shall not otherwise be a condition to Triton's obligations under Section 7.4(a) or Section 7.4(b) to accept delivery of the Stock. Notwithstanding the foregoing, however, if AWS fails to effect delivery of the License Company Interests, free and clear of all Liens, or the delivery of the executed Assignment, Triton shall continue to have all rights and remedies to seek enforcement of such obligation to deliver the License Company Interests and the Assignment, and nothing in this Section 7.4 is intended to relieve any party of any liability or obligation to effect at the Closing any of the other transactions contemplated under any of the other provisions of this Agreement or the Transaction Documents in accordance with their respective terms.

            (e) In the event of the surrender, assignment and delivery of the Stock by AWS PCS to Triton and concurrent termination of the Stockholders Agreement under this Section 7.4 , the surrender, assignment and delivery of the Stock and termination of the Stockholders Agreement shall be viewed as being in the nature of liquidated damages because of the difficulty of estimating the damages which would result and not as a penalty with respect to the obligations of any of Triton, Cingular, AWS and AWS PCS under Sections 2.1(a) and 2.1(b) hereof, and thereafter none of Cingular, AWS, AWS PCS or Triton shall pursue any other right or remedy that may be available to it against another party hereto that directly relates to the Stock or the Stockholders Agreement.; provided, however, that nothing in this Section 7.4 is intended to relieve any party of any liability or obligation to effect any of the other transactions contemplated under any of the other provisions of this Agreement (including the other provisions of Section 2.1 or the provisions of Section 7.4(f)) or the Transaction Documents and the parties shall reserve such other rights and remedies as they may have at law or in equity against any other party hereto to seek to enforce such other provisions. Notwithstanding such reservation of rights and remedies with respect to the other provisions of this Agreement and the Transaction Documents, Triton shall not pursue such rights and remedies in a manner that could reasonably be expected to interfere with the ability of any of Cingular, AWS or AWS PCS to effectuate the Merger.

            (f) Notwithstanding any other provision of this Agreement or the termination of the Stockholders Agreement in accordance with the terms hereof, in the event that the surrender, assignment and delivery of the Stock by AWS PCS to Triton and Triton's concurrent acceptance of such Stock occurs both prior to the closing of the Merger and prior to a Disqualifying Event (as defined below), then each of AWS, AWS PCS and their respective Affiliates shall continue to be bound by, and shall be obligated to comply fully and in all respects with, the provisions set forth in Section 8.6(b) of the Stockholders Agreement until the earlier of a Disqualifying Event or the closing of the Merger occurs. As used herein a "Disqualifying Event" shall mean any of the following: (i) a breach by Triton or its Affiliates of Section 7.5 hereof; (ii) a material breach by Triton of any of the representations contained in Sections 6.3, 6.4 or 6.5 hereof; or
(iii) a Triton Bankruptcy.

            7.5 Covenant Not to Sue; No Objection to the Merger. Triton, on behalf of itself and its Affiliates, hereby covenants and agrees not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit, action or proceeding, either at law or in equity, in any court or before any other Governmental Authority (i) regarding the Merger or on account of Cingular's acquisition of AWS and AWS PCS or (ii) challenging the enforceability of Sections 7.4 or 7.5 hereof, including without limitation a filing at the FCC with respect to, or otherwise seek to cause any Governmental Authority to refuse to issue its Consent to, the Merger. The foregoing covenant not to sue may be raised or pleaded in any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, Affiliates, heirs, and personal Representatives. The foregoing covenant not to sue shall not be deemed or construed to be an acknowledgement or agreement by Cingular, AWS or AWS PCS that Triton has any claim or standing to challenge the Merger in any way.

                                   ARTICLE 8

                                 CONFIDENTIALITY

      8.1 Confidentiality. AWS, Cingular and Triton are parties to the Confidentiality Agreement, and the disclosure of this Agreement, or of the terms hereof or the existence of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the execution, delivery and performance of this Agreement or the termination of this Agreement prior to Closing in accordance with Article 12, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, but shall expire concurrently with the Closing hereunder.

                                    ARTICLE 9

                                 JOINT COVENANTS

      Subject to the provisions of Section 7.4, each of the parties to this Agreement covenant and agree as follows:

      9.1 Cooperation. Without limiting any of the obligations of the parties hereunder, each of the parties to this Agreement shall cooperate fully with each other and their respective counsel, accountants, agents and other Representatives in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under the Transaction Documents, and the parties hereto shall use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their respective obligations under the Transaction Documents as expeditiously as practicable, provided, however, neither Cingular, AWS nor AWS PCS shall have any obligation to Triton or its Affiliates to cause the closing of the Merger. Subject to the terms and conditions of this Agreement, from time to time prior to, at and after the Closing, each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things, necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, including, without limitation, executing and delivering such documents as any of the other parties being advised by counsel shall reasonably request in connection with the consummation of this Agreement. After the Closing, each of the parties to this Agreement will execute any further documents consistent with the Transaction Documents, provide any further reasonably available information, and take any other actions not imposing significant financial or operational obligations in excess of the other obligations imposed by the Transaction Documents, upon the request of any other party to this Agreement based upon any such other party's reasonable determination that those actions are required to enable such other party to effectuate the Transaction Documents. No party to this Agreement shall take any action which is materially inconsistent with its obligations under the Transaction Documents. Each party to this Agreement shall notify each other party to this Agreement of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened, which challenges any of the transactions contemplated by the Transaction Documents or which threatens to delay them, and shall use commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the consummation of the transactions contemplated by the Transaction Documents.

      9.2 Consents. Each party to this Agreement shall diligently make and cooperate with the other parties to this Agreement in using all commercially reasonable efforts to obtain or cause to be obtained prior to the Closing all Consents which have not been obtained on or before the date of this Agreement.

      9.3 Public Announcements. No party to this Agreement will issue any press release or make any other public announcements concerning this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby except with the prior approval (not to be unreasonably withheld or delayed) of the other parties; provided, however, that if any such disclosure is required by any applicable Legal Requirements or the rules or regulations of any securities exchange, such consent shall not be required, but, in such circumstances no party hereto will make such disclosure without first providing to the other parties an advance copy of any such disclosure and a reasonable opportunity to review and comment, to the extent practicable. Notwithstanding anything to the contrary contained herein, the parties hereto shall use commercially reasonable efforts to prepare and issue a press release with respect to the transactions contemplated by this Agreement upon the execution and delivery of this Agreement.

                                   ARTICLE 10

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

      10.1 Conditions Applicable to all of the Parties. The obligations of each of the parties to this Agreement to consummate the transactions to occur at the Closing pursuant to this Agreement (other than as contemplated under Section 7.4 hereof) are subject to satisfaction, at or prior to the Closing, of each of the following conditions:

            (a)   Representations, Warranties and Covenants.

                  (i) All representations and warranties of the other parties to this Agreement made in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though made at and as of that time, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and except in each case for changes contemplated by this Agreement.

                  (ii) All of the covenants and agreements of the other parties to this Agreement contained in this Agreement to be complied with and performed by such parties on or prior to Closing shall have been complied with or performed in all material respects.

            (b) Adverse Proceedings. No judgment, injunction, restraining order or decree of any nature of any court of competent jurisdiction or other Governmental Authority shall be in effect that restrains or prohibits any party to this Agreement from consummating any transaction contemplated by the Transaction Documents.

            (c)   Merger Closing. The Merger shall have been consummated.

            (d) Deliveries. Each party to this Agreement shall have made or stand willing to make all the deliveries set forth to be made by it in Section 11.2.

            (e) Consents. Each party to this Agreement shall have received its Required Consents with all such Required Consents being irrevocable.

      10.2 Waiver of Conditions, Etc. Notwithstanding anything to the contrary contained in this Article 10, any party to this Agreement may, in its sole discretion, waive any condition to its obligation to consummate the transactions contemplated by this Agreement. No party to this Agreement may rely on the failure of any condition set forth in this Article 10 to be satisfied if the failure of such condition to be satisfied is the result of the breach of this Agreement by such party or, in the case of a non-fulfillment of the condition set forth in Section 10.1(b), if such party shall not have used commercially reasonable efforts to prevent the entry of such judgment, injunction, restraining order or decree and to appeal as expeditiously as reasonably possible any such judgment, injunction, restraining order or decree that may be entered.

                                   ARTICLE 11

                         CLOSING AND CLOSING DELIVERIES

      11.1  Closing.

            (a) Closing Date. Except as otherwise provided in Section 7.4, subject to (i) the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) on the date scheduled for Closing of the closing conditions described in Article 10 hereof and (ii) the provisions of Article 12 hereof, the parties hereto shall be obligated to consummate the transactions contemplated by Sections 2.1(a), 2.1(b) and 2.1(c) (the "Closing") at the Closing, which shall take place (A) immediately after the consummation of the Merger or (B) no later than ten (10) Business Days following the satisfaction of the conditions described in Article 10 to the extent such conditions have not been satisfied at the time of the consummation of the Merger.

            (b) Closing Place. The Closing shall be held at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016 or at such other location as agreed upon by the parties.

      11.2 Documents To Be Delivered by Each Party to This Agreement at the Closing. At the Closing, each party to this Agreement shall deliver or cause to be delivered to each other party to this Agreement the following:

            (a) a certificate of such party, dated the date of the Closing certifying to the fulfillment of the conditions set forth in Section 10.1(a)(i) and Section 10.1(a)(ii) by such party; and

            (b) copies of all Consents received by such party as of the Closing;

            (c)   the Release in the form of Exhibit 11.2(c).

      11.3 Deliveries by AWS and AWS PCS at the Closing. At the Closing, AWS and AWS PCS shall deliver or cause to be delivered to Triton the following:

            (a) as provided in Section 2.1(b), the certificates representing the Stock, with executed stock powers in blank; and

            (b) an assignment (the "Assignment") in the form of Exhibit 11.3(b), assigning to Triton all of AWS's limited liability company membership interests in Affiliate License Co., L.L.C.

      11.4 Deliveries by Triton at the Closing. At the Closing, Triton shall cause to be delivered to Cingular, AWS and AWS PCS a legal opinion of Dow, Lohnes & Albertson, PLLC in the form of Exhibit 6.1.

                                   ARTICLE 12

                                   TERMINATION

      12.1  Termination

            (a)   This Agreement may be terminated:

                  (i) at any time by mutual written consent of all parties to this Agreement;

                  (ii) by any party to this Agreement, if the Merger Agreement is terminated;

                  (iii) by Triton, on the one hand, or Cingular, AWS and AWS PCS, acting jointly, on the other hand, upon written notice to the other parties, in the event such other party (the "Breaching Party") has breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement and failed to cure such breach within 30 days from the date of the Breaching Party's receipt of the notice specified above and such terminating party and its Affiliates are not in breach or default in any material respect of their respective obligations, representations or warranties under this Agreement.; or

                  (iv) by Triton, in the event that AWS PCS sells, assigns, leases or otherwise transfers or disposes of any of the Shares, or any interest therein, or enters into any written agreement to do any of the foregoing, with any Person other than Triton; or

                  (v) by Cingular, AWS and AWS PCS, acting jointly, if Triton or any of its Affiliates breaches Section 7.5 hereof.

            (b) In the event of termination of this Agreement by any or all of the parties for any reason, prompt written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby and by the other Transaction Documents shall be abandoned without further action by any of the parties hereto, but subject to and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations, representations or warranties under this Agreement or any of the other Transaction Documents. Notwithstanding the foregoing, the provisions of Sections 7.3, 7.4 and 7.5 shall survive indefinitely any termination of this Agreement or any of the other Transaction Documents, except that Sections 7.4 and 7.5 shall not survive in the event that Triton terminates this Agreement pursuant to
Section 12.1(a)(iv).

            (c) Notwithstanding any other provision of this Agreement, in the event that this Agreement is terminated by any party pursuant to Section 12.1(a) and the Merger Agreement is terminated, no party shall be liable to any other party hereto for any damages, costs or expenses related to its default or breach in any respect of its obligations, representations or warranties or for any other reason under this Agreement or any of the other Transaction Documents other than liabilities arising out of a breach of the covenants contained in
Section 7.1 or Section 7.5.

                                   ARTICLE 13

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      13.1 Survival. The representations and warranties of the parties contained herein shall survive the Closing until the fourth anniversary of the date hereof.

                                   ARTICLE 14

                                  MISCELLANEOUS

      14.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement and the other Transaction Documents, including all fees and expenses of counsel, accountants, agents, and Representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party; provided, however, that all transfer Taxes, recordation Taxes, sales Taxes and document stamps in connection with the transactions contemplated by this Agreement, including, without limitation, the transfer of the Stock and the limited liability company membership interests of Affiliate License Co., L.L.C. to Triton hereunder, shall be paid by AWS PCS (with respect to the Stock) and AWS (with respect to the limited liability company membership interests of Affiliate License Co., L.L.C.) and all other filing fees, and other charges levied by any Governmental Authority in connection with the transactions contemplated by this Agreement shall be paid by the party incurring the same.

      14.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

To AWS:

                                        AT&T Wireless Services, Inc.
                                        8288 164th Avenue, NE
                                        Redmond, WA 98052
                                        Attention: General Counsel
                                        Telecopy: (425) 580-8900
                                        Telephone:(425) 580-7000

               With a copy (which shall not constitute notice) to:
                                        Friedman Kaplan Seiler & Adelman LLP
                                        1633 Broadway, 46th Floor
                                        New York, NY 10019
                                        Attention: Matthew S. Haiken
                                        Telecopy: (212) 833-1250
                                        Telephone: (212) 833-1118

To AWS PCS:

                                        AT&T Wireless PCS LLC
                                        c/o AT&T Wireless Services, Inc.
                                        8288 164th Avenue, NE
                                        Redmond, WA 98052
                                        Attention: General Counsel
                                        Telecopy: (425) 580-8900
                                        Telephone: (425) 580-7000

               With a copy (which shall not constitute notice) to:

                                        Friedman Kaplan Seiler & Adelman LLP
                                        1633 Broadway, 46th Floor
                                        New York, NY 10019
                                        Attention: Matthew S. Haiken
                                        Telecopy: (212) 833-1250
                                        Telephone: (212) 833-1118

To Cingular:

                                        Cingular Wireless, LLC
                                        5565 Glenridge Connector
                                        Atlanta, GA 30342
                                        Attention: General Counsel
                                        Telecopy: (404) 236-6145
                                        Telephone: (404) 236-6000

               With a copy (which shall not constitute notice) to:

                                        Alston & Bird LLP
                                        One Atlantic Center
                                        1201 West Peachtree Street
                                        Atlanta, GA 30309-3424
                                        Attention: Bryan E. Davis
                                        Telecopy: (404) 881-7777
                                        Telephone: (404) 881-7591

To Triton:

                                        Triton PCS, Inc.
                                        1100 Cassatt Road
                                        Berwyn, PA 19312
                                        Attention: Chief Executive Officer
                                        Telecopy: (610) 722-4420
                                        Telephone: (610) 993-2683

               With a copy (which shall not constitute notice) to:

                                        Dow, Lohnes & Albertson, PLLC
                                        1200 New Hampshire Avenue, NW
                                        Washington, DC 20036
                                        Attention: Leonard J. Baxt, Esq.
                                        Telecopy: (202) 776-2222
                                        Telephone: (202) 776-2528

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 14.2.

      14.3 Assignment; Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of each of the other parties hereto, provided, however, that (i) Cingular may, without the consent of the other parties, assign any and all of its rights (but Cingular shall not thereby be released from its obligations) hereunder to any Affiliate of Cingular and
(ii) Triton may, without the consent of the other parties, assign any and all of its rights (but Triton shall not thereby be released from its obligations) hereunder to any Affiliate of Triton. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement shall be for the exclusive benefit of the parties hereto (and their successors and permitted assigns) and shall not be for the benefit of any other Person.

      14.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      14.5 Entire Agreement. This Agreement, the other Transaction Documents and the Schedules and Exhibits hereto and thereto collectively represent the entire understanding and agreement of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior representations, warranties, covenants, understandings, agreements, written or oral, discussions, or negotiations among the parties with respect to the subject matter hereof and cannot be amended, supplemented or changed, except by an agreement in writing that makes specific reference to this Agreement and that is signed by each of the parties hereto. Each party hereby represents, acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein in entering into this Agreement or the Transaction Documents. Each party hereby represents, acknowledges and agrees that, except as otherwise expressly stated herein, this Agreement and the other Transaction Documents are independent of, and not in any way conditioned on or to be construed with any other agreement or arrangement, written or oral, between the parties including, but not limited to, that certain non-binding letter of intent between the parties dated as of the date hereof and the transactions contemplated thereby.

      14.6 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

      14.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

                         [Signatures on following page]

      IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the 7th day of July, 2004.

                          AT&T WIRELESS SERVICES, INC.

                          By: /s/ Mark O. Bradner
                              ------------------------------------------------
                          Name:  Mark O. Bradner
                          Title: Vice President, Business
                                 Development, AT&T Wireless
                                 Services, Inc.

                          AT&T WIRELESS PCS LLC

                          By: /s/ Mark O. Bradner
                              ------------------------------------------------
                          Name:  Mark O. Bradner
                          Title: Vice President, Business
                                 Development, AT&T Wireless
                                 Services, Inc.

                          CINGULAR WIRELESS LLC

                          By: /s/ Stanley T. Sigman
                              ------------------------------------------------
                          Name:  Stanley T. Sigman
                          Title: President & CEO

                          TRITON PCS HOLDINGS, INC.

                          By: /s/ Michael E. Kalogris
                              ------------------------------------------------
                          Name:  Michael E. Kalogris
                          Title: Chairman & CEO